Exhibit 99.1

Global Partners Reports Financial Results for Fourth-Quarter and Full-Year 2015

Partnership Provides Full-Year 2016 EBITDA Guidance

WALTHAM, Mass.--(BUSINESS WIRE)--February 29, 2016--Global Partners LP (NYSE:GLP) today reported financial results for the fourth quarter and full year ended December 31, 2015.

The net loss attributable to Global for the fourth quarter of 2015 was $2.3 million, or $0.07 per limited partner unit, compared with net income attributable to the Partnership of $27.9 million, or $0.93 per diluted limited partner unit, for the fourth quarter of 2014.

Combined product margin for the fourth quarter of 2015 was $157.4 million, compared with $159.4 million for the fourth quarter of 2014.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2015 were $45.8 million, compared with $61.9 million for the same period of 2014.

Distributable cash flow (DCF) for the fourth quarter of 2015 was $17.3 million, compared with $44.4 million for the fourth quarter of 2014.

“Despite ongoing industry headwinds caused by tighter crude oil differentials, we met our guidance for 2015 and have taken definitive steps to manage through the current environment,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “As expected, our fourth-quarter 2015 performance reflected unfavorable crude-by-rail economics. Our Wholesale segment results were negatively affected in the quarter by fixed costs associated primarily with our leased railcar fleet, which in this market environment remains substantially underutilized. In addition, unseasonably warm temperatures in the 2015 fourth quarter contributed to a margin decline on our heat-based products.

“These results were largely offset by our growing Gasoline Distribution and Station Operations (GDSO) business, as well as more favorable conditions in the gasoline and gasoline blendstocks market,” Slifka said. “GDSO product margin grew 39% in the fourth quarter from the same period in 2014, primarily reflecting last year’s Warren Equities and Capitol Petroleum acquisitions, which contributed to additional gasoline volume through our retail network.”

Gross profit was $132.6 million for the fourth quarter of 2015, compared with $142.6 million for the fourth quarter of 2014, as the decline in the Wholesale segment offset the increase in the GDSO segment. Product margin in the GDSO segment was $121.3 million versus $87.1 million in the fourth quarter of 2014, driven primarily by the Warren and Capitol acquisitions. Primarily due to tighter margins in crude oil and the negative impact of fixed costs associated with the Partnership’s railcar fleet, Wholesale segment product margin was $31.6 million, compared with $65.9 million in the fourth quarter of 2014. Commercial segment product margin was $4.5 million for the fourth quarter of 2015, compared with $6.4 million in the same period of 2014.

Sales for the fourth quarter of 2015 were $2.2 billion, compared with $3.5 billion for the same period in 2014, primarily attributable to lower commodity prices. Wholesale segment sales were $1.2 billion, compared with $2.6 billion for the fourth quarter of 2014. Primarily reflecting the Warren and Capitol acquisitions, sales in the GDSO segment were $853.7 million versus $744.3 million for the same period in 2014. Commercial segment sales were $153.2 million, compared with $191.1 million for the fourth quarter of 2014.

Primarily due to a change in supply logistics for a particular gasoline customer and the discontinuation of a small discrete blendstocks distribution activity, Wholesale segment volume was 849.6 million gallons in the fourth quarter of 2015, compared with 1.2 billion gallons for the same period of 2014. Volume in the GDSO segment was 391.5 million gallons for the fourth quarter of 2015, compared with 262.3 million gallons in the fourth quarter of 2014, primarily attributable to the acquisitions of Warren and Capitol. Commercial segment volume was 115.4 million gallons, compared with 92.9 million gallons for the fourth quarter of 2014.

Combined product margin, EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and 12 months ended December 31, 2015 and 2014.

Partnership Amends Credit Facility

Global also announced today that it has received 100% approval from its bank group to, among other provisions, amend the Partnership’s senior secured credit facility. Beginning with the quarter ending March 31, 2016, the amendment increases the Partnership’s total leverage ratio covenant, providing Global with additional financial flexibility.

Recent Developments

  The Board of Directors reduced the Partnership’s quarterly cash distribution to $0.4625 per unit, or $1.85 per unit on an annualized basis, on all of its outstanding common units for the period from October 1 to December 31, 2015. The distribution was paid February 16, 2016 to unitholders of record as of the close of business on February 10, 2016.
  The Partnership reduced its workforce by 70 people, or approximately 8%, excluding non-convenience store employees. The Partnership plans to take a severance charge of approximately $1.4 million in the first quarter of 2016 related to the workforce reduction.

Business Outlook

“Our focus for 2016 is to maintain a sound balance sheet and provide sufficient liquidity to invest in projects that do not rely on outside sources of capital,” Slifka said. “We believe our strategically located terminal assets and GDSO portfolio provide diversification that positions Global to manage through current market challenges and grow as conditions improve.”

Global expects to generate full-year 2016 EBITDA in the range of $170 million to $200 million. The Partnership’s guidance and future performance are based on assumptions regarding market conditions such as the continuation of a competitive crude oil market, business cycles, demand for petroleum products and renewable fuels, utilization of assets and facilities, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results. The Partnership believes these assumptions are reasonable given currently available information and its assessment of historical trends. Because Global’s assumptions and future performance are subject to a wide range of business risks and uncertainties, the Partnership can provide no assurance that actual performance will fall within guidance ranges.

Financial Results Conference Call

Management will review the Partnership’s fourth-quarter 2015 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales, gasoline station rental income and revenue generated from the Partnership’s logistics activities when it engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale, as well as product costs related to convenience store items and costs associated with the Partnership’s logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of Global Partners’ consolidated financial statements to assess the Partnership’s business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and may be used by external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil, natural gas and propane, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership’s net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

A publicly traded master limited partnership, Global is a midstream logistics and marketing company that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. Global also is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is engaged in the transportation of crude oil and other products by rail across its “virtual pipeline” from the mid-continental U.S. and Canada to the East and West Coasts for distribution to refiners and others. With approximately 1,600 locations, primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global is No. 180 in the Fortune 500 list of America’s largest corporations. For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Sales	$2,169,445	$3,532,948	$10,314,852	$17,269,954
Cost of sales	2,036,821	3,390,305	9,717,183	16,725,167
Gross profit	132,624	142,643	597,669	544,787

Costs and operating expenses:
Selling, general and administrative expenses	40,386	43,582	177,043	153,961
Operating expenses	72,174	51,774	290,307	204,070
Amortization expense	2,769	5,293	13,499	18,867
Loss on sale and disposition of assets	767	1,122	2,097	2,182
Total costs and operating expenses	116,096	101,771	482,946	379,080

Operating income	16,528	40,872	114,723	165,707

Interest expense	(22,275)	(12,087)	(73,332)	(47,764)

(Loss) income before income tax benefit (expense)	(5,747)	28,785	41,391	117,943

Income tax benefit (expense)	2,842	(303)	1,873	(963)

Net (loss) income	(2,905)	28,482	43,264	116,980

Net loss (income) attributable to noncontrolling interest	623	(572)	299	(2,271)

Net (loss) income attributable to Global Partners LP	(2,282)	27,910	43,563	114,709

Less: General partner's interest in net (loss) income, including
incentive distribution rights (1)(2)	(15)	1,817	7,667	5,981

Limited partners' interest in net (loss) income	$(2,267)	$26,093	$35,896	$108,728

Basic net (loss) income per limited partner unit (3)	$(0.07)	$0.93	$1.12	$3.97

Diluted net (loss) income per limited partner unit (3)	$(0.07)	$0.93	$1.11	$3.95

Basic weighted average limited partner units outstanding	33,496	27,988	32,178	27,420

Diluted weighted average limited partner units outstanding	33,517	28,107	32,323	27,502

(1) As a result of the June 2015 issuance of 3,000,000 common units, the general partner interest was reduced to 0.67% for the three months ended December 31, 2015 from 0.74%. Based on a weighted average, the general partner interest was approximately 0.70% for the twelve months ended December 31, 2015.

(2) As a result of the December 2014 issuance of 3,565,000 common units, the general partner interest was reduced to 0.74% from 0.83%. Based on a weighted average, the general partner interest was 0.81% for the three months ended December 31, 2014. The issuance of these common units did not have a material impact on the Partnership's basic or diluted net income per limited partner unit for the twelve months ended December 31, 2014.

(3) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$1,116	$5,238
Accounts receivable, net	311,354	457,730
Accounts receivable - affiliates	2,578	3,903
Inventories	388,952	336,813
Brokerage margin deposits	31,327	17,198
Derivative assets	66,099	83,826
Prepaid expenses and other current assets	65,609	54,315
Total current assets	867,035	959,023

Property and equipment, net	1,242,683	825,051
Intangible assets, net	75,694	48,902
Goodwill	435,369	154,078
Other assets	42,894	43,763

Total assets	$2,663,675	$2,030,817

Liabilities and partners' equity
Current liabilities:
Accounts payable	$303,781	$456,619
Working capital revolving credit facility - current portion	98,100	-
Line of credit	-	700
Environmental liabilities - current portion	5,350	3,101
Trustee taxes payable	95,264	105,744
Accrued expenses and other current liabilities	60,328	82,820
Derivative liabilities	31,911	58,507
Total current liabilities	594,734	707,491

Working capital revolving credit facility - less current portion	150,000	100,000
Revolving credit facility	269,000	133,800
Senior notes	656,564	360,096
Environmental liabilities - less current portion	67,883	34,462
Financing obligation	89,790	-
Deferred tax liabilities	84,835	12,958
Other long-term liabilities	56,885	45,854
Total liabilities	1,969,691	1,394,661

Partners' equity
Global Partners LP equity	647,789	586,942
Noncontrolling interest	46,195	49,214
Total partners' equity	693,984	636,156

Total liabilities and partners' equity	$2,663,675	$2,030,817

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$11,337	$754	$66,031	$71,713
Crude oil	6,378	43,709	74,182	141,965
Other oils and related products	13,908	21,412	67,709	79,376
Total	31,623	65,875	207,922	293,054
Gasoline Distribution and Station Operations segment:
Gasoline	73,643	62,810	276,848	189,439
Station operations	47,651	24,270	178,487	93,939
Total	121,294	87,080	455,335	283,378
Commercial segment	4,532	6,421	29,201	29,716
Combined product margin	157,449	159,376	692,458	606,148
Depreciation allocated to cost of sales	(24,825)	(16,733)	(94,789)	(61,361)
Gross profit	$132,624	$142,643	$597,669	$544,787

Reconciliation of net (loss) income to EBITDA
Net (loss) income	$(2,905)	$28,482	$43,264	$116,980
Net loss (income) attributable to noncontrolling interest	623	(572)	299	(2,271)
Net (loss) income attributable to Global Partners LP	(2,282)	27,910	43,563	114,709
Depreciation and amortization, excluding the impact of noncontrolling interest	28,667	21,635	110,670	78,888
Interest expense, excluding the impact of noncontrolling interest	22,274	12,084	73,329	47,719
Income tax (benefit) expense	(2,842)	303	(1,873)	963
EBITDA	$45,817	$61,932	$225,689	$242,279

Reconciliation of net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$75,898	$150,901	$70,506	$344,902
Net changes in operating assets and liabilities and certain non-cash items	(49,001)	(98,808)	88,609	(141,558)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(512)	(2,548)	(4,882)	(9,747)
Interest expense, excluding the impact of noncontrolling interest	22,274	12,084	73,329	47,719
Income tax (benefit) expense	(2,842)	303	(1,873)	963
EBITDA	$45,817	$61,932	$225,689	$242,279

Reconciliation of net (loss) income to distributable cash flow
Net (loss) income	$(2,905)	$28,482	$43,264	$116,980
Net loss (income) attributable to noncontrolling interest	623	(572)	299	(2,271)
Net (loss) income attributable to Global Partners LP	(2,282)	27,910	43,563	114,709
Depreciation and amortization, excluding the impact of noncontrolling interest	28,667	21,635	110,670	78,888
Amortization of deferred financing fees and senior notes discount	1,826	1,564	6,988	6,186
Amortization of routine bank refinancing fees	(1,135)	(1,102)	(4,516)	(4,444)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(9,740)	(5,648)	(29,850)	(34,115)
Distributable cash flow	$17,336	$44,359	$126,855	$161,224

Reconciliation of net cash provided by operating activities to distributable cash flow
Net cash provided by operating activities	$75,898	$150,901	$70,506	$344,902
Net changes in operating assets and liabilities and certain non-cash items	(49,001)	(98,808)	88,609	(141,558)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(512)	(2,548)	(4,882)	(9,747)
Amortization of deferred financing fees and senior notes discount	1,826	1,564	6,988	6,186
Amortization of routine bank refinancing fees	(1,135)	(1,102)	(4,516)	(4,444)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(9,740)	(5,648)	(29,850)	(34,115)
Distributable cash flow	$17,336	$44,359	$126,855	$161,224

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary